CONSENT AND WAIVER

This Consent and Waiver is delivered by the undersigned in its capacity as a holder of 8.25% Series C Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), of XM Satellite Radio Holdings Inc., a Delaware corporation ("Holdings").

The undersigned hereby consents and agrees as follows for all purposes of
Section 7.3 of the certificate of designation governing the Series C Preferred Stock (the "Series C Certificate").

A. CONSENT TO OFFERING.

The Board of Directors of Holdings has authorized an offering (the "144A Offering") pursuant to Section 4(2) and Rule 144A under the Securities Act of 1933, as amended (the "Act"), of unsecured notes, convertible into Class A Common Stock of Holdings, par value $.01 per share (the "Class A Common Stock"), of Holdings at an initial conversion premium of not less than 30% over the market price of the Class A Common Stock at pricing (the "Convertible Notes"). Holdings would register the Convertible Notes and Class A Common Stock issuable upon conversion of the Convertible Notes for resale by the holders thereof. The registration of the Convertible Notes and underlying Class A Common Stock as described in the preceding sentence is referred to herein as the "Subsequent Registration." The indenture pursuant to which the Convertible Notes will be issued will contain no financial covenants and will not prohibit the issuance of additional debt or the issuance or repurchase of securities. The proceeds of the 144A Offering would be used for working capital and general corporate purposes. Based upon the foregoing, the undersigned consents to the 144A Offering and the issuance of Class A Common Stock upon conversion of the Convertible Notes, as required by Section 7.3(a)(v) of the Series C Certificate, provided that the 144A Offering closes on or prior to November 30, 2004.

B. WAIVER OF REGISTRATION RIGHTS.

The undersigned is also a party to the Second Amended and Restated Registration Rights Agreement, dated as of January 28, 2003, as amended, by and among Holdings and the Investors listed therein (the "Registration Rights Agreement") pursuant to which the undersigned has certain rights to effect a Piggyback Registration (as defined in the Registration Rights Agreement). The undersigned hereby consents to the amendment or waiver of the Registration Rights Agreement such that Holders (as defined in the Registration Rights Agreement) shall not have any right to cause a Piggyback Registration in connection with the 144A Offering or the Subsequent Registration. The undersigned, however, does not waive its Piggyback Registration rights to have any of its Registrable Securities (as defined in the Registration Rights Agreement) included in any other issuances of securities.

C. MISCELLANEOUS

Holdings agrees, by countersigning this Consent, that:

      1. The 1444A Offering is subject to the rights and preferences of the holders of Series C Preferred Stock set forth in the Series C Certificate, including, without limitation, any antidilution provisions.

      2. Any increase in the 144A Offering shall be deemed to be part of the 144A Offering for purposes of the 1% threshold in Section 4.2(f) of the Series C Certificate. Consequently, any such issuances at an implied or actual price below the then applicable conversion price of the Series C Preferred Stock will require a concurrent adjustment to such conversion price,

      3. Holdings shall pay the reasonable legal and accounting fees and expenses of the holders of Series C Preferred Stock incurred in connection with the 144A Offering and this consent and the transactions contemplated hereby.

      4. Whenever Holdings makes any calculation of the adjustment to the conversion price of the Series C Preferred Stock in connection with any issuances or other events triggering an adjustment, the calculation shall be made in such a way as to provide the maximum antidilution protection to holders of the Series C Preferred Stock to which they are entitled under the terms of the Series C Certificate.

      5. Holdings hereby represents that it has not granted (and will not grant, without obtaining further consent from the holders of the Series C Preferred Stock, by the vote specified in Section 7.3 of the Series C Certificate), directly or indirectly, any rights or made any concessions in connection with the 144A Offering or to any of its shareholders that are more favorable or could be deemed to be more favorable than those received by the undersigned. Holdings understands that the undersigned is relying on this representation in executing this Consent.

Name of Holder:                 Number of Shares of Series C Preferred Stock:
American Honda Motor Co., Inc.  $50,000

Dated as of November 22, 2004

By: /s/ S. SAKAMOTO
-------------------------------
Name:  S. Sakamoto
Title:  Treasurer


ACKNOWLEDGED:

XM SATELLITE RADIO HOLDINGS INC.





By:  --------------------------------
Name:  Joseph M. Titlebaum
Title:  Executive Vice President